Exhibit 10.29

DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of June 16, 2015 (this “Agreement”), by and among Unique Fabricating, Inc., a Delaware corporation (the “Company”), and Peninsula Fund V Limited Partnership (together with its Affiliates, as hereinafter defined, “Peninsula”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $.001 per share, of the Company (the “Common Stock”);

WHEREAS, upon completion of the IPO, the Board of Directors of the Company (the “Board”) will be divided into three classes (each a “Class”) and consist of seven directors, including one director nominated by Peninsula, who shall be a Class III director (such director initially designated by Peninsula, and any individual subsequently identified by Peninsula in accordance with Section 2 below, a “Peninsula Nominee”);

WHEREAS, the initial term of the Class III directors will expire at the third annual meeting of Stockholders to be held after completion of the IPO, and subsequent terms of Class III directors will expire every three years thereafter; and

WHEREAS, in connection with the IPO, the Company desires to agree with Peninsula and Peninsula desires to enter into this Agreement with the Company, setting forth certain rights and obligations with respect to the nomination of a director to the Board by Peninsula from and after the IPO.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Bylaws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 2.           Board Nomination.

(a)        From and after the IPO, for so long as Peninsula beneficially owns a number of shares of Common Stock that represents at least 5% of the outstanding shares of Common Stock, Peninsula shall have the right (but not the obligation) pursuant to this Agreement to nominate for election to the Board one individual identified in advance in writing, and the Company shall include, and shall use its reasonable best efforts to cause the Board, whether acting through any committee of the Board or otherwise, to include such Peninsula Nominee in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company of the Class of which a Peninsula Nominee is a member are to be elected.

(b)        Any vacancy arising through the death, resignation or removal of a Peninsula Nominee who was nominated to the Board pursuant to this Section 2, may be filled by the Board only with a Peninsula Nominee, as applicable, and the director so chosen shall hold office until the election at which directors of the Class to which the Peninsula Nominee has been appointed are to be elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(c)        Notwithstanding the provisions of this Section 2, Peninsula shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or any committee thereof responsible for the nomination of directors (which determination shall set forth in writing reasonable grounds for such determination) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, Peninsula shall be entitled to select a Person as a replacement nominee and the Company shall use its reasonable best efforts, and use its reasonable best efforts to cause the Board, whether acting through any committee of the Board or otherwise, to cause such Person to be nominated as the Peninsula Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the Stockholders) as such initial Person was to be nominated. Other than with respect to the issue set forth in the preceding sentence, the Company shall not have the right to object to any Peninsula Nominee.

(d)        So long as a Peninsula beneficially owns a number of shares of Common Stock that represents at least 5% of the outstanding shares of Common Stock, the Company shall notify Peninsula in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders at which directors of the Class including the Peninsula Nominee is to be elected (and the Company shall deliver such notice at least 60 days (or such shorter period to which Peninsula consents, which consent need not be in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide Peninsula with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to Peninsula or the rights and obligations provided under this Agreement and to discuss any such comments with the Company.

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(e)        In the event that Peninsula loses its right to nominate a Peninsula Nominee pursuant to this Agreement by virtue of ceasing to hold the requisite number of shares of Common Stock, Peninsula shall use its reasonable best efforts to cause its Peninsula Nominee to resign from the Board immediately prior to such time as a replacement director is nominated or elected by the Board or the Company’s stockholders.

(f)         So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate of Incorporation shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 3.           Miscellaneous.

(a)        Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(b)        Enforcement. Each of the parties agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof.

(c)        Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall cease to be binding or effective against Peninsula (except with respect to Peninsula’s obligations pursuant to Section 2(e) relating to the resignation of the Peninsula Nominee), and Peninsula shall cease to have any rights hereunder, at such time as Peninsula ceases to beneficially own at least 5% of the shares of Common Stock outstanding.

(d)        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as set forth below (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof). All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

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If to the Company:

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, Michigan 48326
Attention: John Weinhardt, President
Telephone: (248) 853-2333
Facsimile:
Email: jweinhardt@uniquefab.com

With copies (which shall not constitute notice) to:

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Ira A. Rosenberg
Telephone: (973) 643-7000
Facsimile: (973) 643-6500
Email: irosenberg@sillscummis.com

If to Peninsula:

The Peninsula Fund V Limited Partnership
c/o Peninsula Capital Partners L.L.C.
500 Woodward Avenue, Suite 2800
Detroit, Michigan 48226
Attention: Scott A. Reilly, President
Telephone: (313) 237-5100
Facsimile: (313) 237-5111
Email: reilly@peninsulafunds.com

With copies (which shall not constitute notice) to:

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
Attention: Richard M. Bolton, Esq.
Telephone: (313) 223-3598
Facsimile: (313) 223-3648
Email: rbolton@dickinsonwright.com

(e)          Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

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(f)         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g)        Headings. The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(h)        Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(i)         Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto who then have rights hereunder pursuant to Section 4(f) hereof.

(j)          Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(k)         Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

UNIQUE FABRICATING, INC.

By:	/s/ Richard L. Baum, Jr.
Name:	Richard L. Baum, Jr.
Title:	Chairman

PENINSULA FUND V LIMITED PARTNERSHIP
By: Peninsula Fund V Management L.L.C.
Its: General Partner

By: Peninsula Capital Partners L.L.C.
Its: Manager

By:	/s/ Scott A. Reilly
Scott A. Reilly
President and Chief Investment Officer

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